Anaptys Announces Second Quarter 2024 Financial Results and
Provides Business Update
•Top-line data expected in December 2024 after having completed enrollment for Phase 2b trial to treat atopic dermatitis (AD) with ANB032, our BTLA agonist
•Top-line data accelerated and now anticipated in Q1 2025 for Phase 2b trial to treat rheumatoid arthritis (RA) with rosnilimab, our PD-1 agonist
•Top-line data now anticipated in Q1 2026 for Phase 2 trial to treat ulcerative colitis (UC) with rosnilimab
•IND accepted by FDA for ANB033, our anti-CD122 antagonist; Phase 1 trial initiation anticipated in Q4 2024
SAN DIEGO, August 5, 2024 — AnaptysBio, Inc. (Nasdaq: ANAB), a clinical-stage biotechnology company focused on delivering innovative immunology therapeutics, today reported financial results for the second quarter ended June 30, 2024 and provided a business update.
“We’ve had an exceptional quarter as we approach multiple important value drivers for Anaptys including our first patient data for ANB032, our BTLA agonist. First, enrollment has completed in the Phase 2b trial of ANB032 in AD with strong demand leading to enrollment totaling approximately 200 patients. Importantly, we plan to share top-line Week 14 data in December of 2024,” said Daniel Faga, president and chief executive officer of Anaptys. “Second, strong demand in enrollment for the Phase 2b trial of rosnilimab in RA has accelerated anticipated top-line data from mid-2025 to Q1 2025. And finally, our IND for ANB033 was accepted by FDA in July and we look forward to initiating a Phase 1 trial in healthy volunteers soon. Looking to the end of the year, we still plan to have four immune cell modulators (ICMs) in clinical development.”
Updates on Wholly Owned ICM Pipeline
ANB032 (BTLA agonist antibody)
•Completed enrollment for global Phase 2b trial in moderate-to-severe AD
◦Enrolled approximately 200 patients in a placebo-controlled trial assessing three dose levels of subcutaneously administered ANB032 (randomized 1:1:1:1) for a 14-week treatment duration and then followed for a six-month off-drug follow-up period on well-established endpoints, including EASI-75 and IGA 0/1
▪Enrollment included approximately 15% of patients with Dupixent/anti-IL-13 treatment experience
◦Top-line Week 14 data expected in December 2024
•Presented previously reported ANB032 preclinical graft vs. host disease (GvHD) data at the 2024 American Association of Immunology (AAI) Annual Meeting and Society of Investigative Dermatology (SID) Annual Meeting in May 2024 and ANB032 preclinical data supporting the modulation of dendritic cell (DC) maturation and function at the Federation of Clinical Immunology Societies (FOCIS) Annual Meeting in June 2024
◦Poster presentations are available at https://www.anaptysbio.com/technology/#anb032
Rosnilimab (PD-1 agonist antibody)
•Enrollment ongoing for global Phase 2b trial in moderate-to-severe RA
◦420-patient placebo-controlled trial assessing three dose levels of subcutaneously administered rosnilimab (randomized 1:1:1:1) for a 12-week treatment duration on well-established endpoints, including DAS28-CRP, CDAI and ACR20/50/70

▪At Week 14, rosnilimab-treated patients who achieve low disease activity, defined as CDAI<=10, are eligible to be dosed for an additional 16-week all-active treatment period and then followed for a three-month off-drug follow-up period
◦Top-line Week 12 data anticipated in Q1 2025
•Enrollment ongoing for global Phase 2 trial in moderate-to-severe UC
◦132-patient placebo-controlled trial assessing two dose levels of subcutaneously administered rosnilimab (randomized 1:1:1) for a 12-week treatment duration on well-established endpoints, including clinical response on modified Mayo score (mMS), clinical remission on mMS and endoscopic remission
▪Rosnilimab and placebo-treated patients who achieved clinical response on mMS are eligible to continue on their assigned treatment for an additional 12 weeks, while patients on placebo who are non-responders will be crossed over to the high-dose rosnilimab treatment arm, in an all-active treatment period and then followed for a three-month off-drug follow-up period
◦Top-line Week 12 data anticipated in Q1 2026
•Presented previously reported rosnilimab Phase 1 data and membrane proximal binding epitope to optimize PD-1 agonist signaling data at the 2024 Digestive Disease Week (DDW) Annual Meeting in May 2024 and at the Federation of Clinical Immunology Societies (FOCIS) Annual Meeting in June 2024
◦Poster presentations are available https://www.anaptysbio.com/technology/#anb030
ANB033 (anti-CD122 antagonist antibody)
•IND application accepted by the FDA in July 2024
•Phase 1 trial initiation in healthy volunteers anticipated in Q4 2024
ANB101 (BDCA2 modulator antibody)
•Plan to submit IND application in Q4 2024
Legacy Clinical-Stage Cytokine Antagonist Programs Available for Out-Licensing
•Comprehensive data from the Phase 3 GEMINI-1 and GEMINI-2 trials to be presented at a medical meeting in H2 2024
•Intend to out-license imsidolimab in 2024
GSK Immuno-Oncology Financial Collaboration
•GSK anticipates top-line data in H1 2025 from COSTAR Lung Phase 3 trial comparing cobolimab, a TIM-3 antagonist, plus dostarlimab, a PD-1 antagonist, plus docetaxel to dostarlimab plus docetaxel to docetaxel alone in patients with advanced NSCLC who have progressed on prior anti-PD-(L)1 therapy and chemotherapy
•GSK and iTEOS announced in June 2024 the initiation of the GALAXIES Lung-301 Phase 3 study, assessing belrestotug and dostarlimab in previously untreated, unresectable locally advanced/metastatic PD-L1 selected NSCLC
•GSK anticipates top-line data in H2 2024 from the FIRST Phase 3 trial for platinum-based therapy with dostarlimab and niraparib versus platinum-based therapy as first-line treatment of Stage III or IV nonmucinous epithelial ovarian cancer

Cash Runway
•Cash and investments of $393.5 million as of June 30, 2024 and reiterating cash runway through year-end 2026
Second Quarter Financial Results
•Cash, cash equivalents and investments totaled $393.5 million as of June 30, 2024, compared to $417.9 million as of December 31, 2023, for a decrease of $24.4 million due primarily to cash used for operating activities offset by $50.0 million received from the Sagard royalty monetization completed in May.
•Collaboration revenue was $11.0 million and $18.2 million for the three and six months ended June 30, 2024, compared to $3.5 million and $4.8 million for the three and six months ended June 30, 2023. The change is due primarily to increased royalties recognized for sales of Jemperli.
•Research and development expenses were $42.0 million and $79.0 million for the three and six months ended June 30, 2024, compared to $32.9 million and $67.9 million for the three and six months ended June 30, 2023. The increase was due primarily to development costs for rosnilimab, ANB032, ANB033 and ANB101 offset by a decrease in development costs for imsidolimab. The R&D non-cash, stock-based compensation expense was $3.5 million and $7.0 million for the three and six months ended June 30, 2024, compared to $2.7 million and $5.5 million in the same period in 2023.
•General and administrative expenses were $9.3 million and $21.6 million for the three and six months ended June 30, 2024, compared to $10.7 million and $21.5 million for the three and six months ended June 30, 2023. The G&A non-cash, stock-based compensation expense was $4.0 million and $10.7 million for the three and six months ended June 30, 2024, compared to $5.7 million and $11.8 million in the same period in 2023.
•Net loss was $46.7 million and $90.6 million for the three and six months ended June 30, 2024, or a net loss per share of $1.71 and $3.35, compared to a net loss of $39.8 million and $84.1 million for the three and six months ended June 30, 2023, or a net loss per share of $1.50 and $3.08.

About Anaptys
Anaptys is a clinical-stage biotechnology company focused on delivering innovative immunology therapeutics. It is developing immune cell modulators for autoimmune and inflammatory diseases, including two checkpoint agonists: ANB032, its BTLA agonist, in a Phase 2b trial for the treatment of atopic dermatitis and rosnilimab, its PD-1 agonist, in a Phase 2b trial for the treatment of rheumatoid arthritis and in a Phase 2 trial for the treatment of ulcerative colitis. It also has other immune cell modulator candidates in its portfolio, including ANB033, an anti-CD122 antagonist antibody, entering a Phase 1 trial and ANB101, a BDCA2 modulator antibody, in preclinical development. In addition, Anaptys has developed two cytokine antagonists available for out-licensing: imsidolimab, an anti-IL-36R antagonist, that has completed Phase 3 trials for the treatment of generalized pustular psoriasis, and etokimab, an anti-IL-33 antagonist that is Phase 2/3 ready. Anaptys has also discovered multiple therapeutic antibodies licensed to GSK in a financial collaboration for immuno-oncology, including an anti-PD-1 antagonist antibody (Jemperli (dostarlimab-gxly)) and an anti-TIM-3 antagonist antibody (cobolimab, GSK4069889). To learn more, visit www.AnaptysBio.com or follow us on LinkedIn and X.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to: the timing of the release of data from the Company’s clinical trials, including ANB032’s Phase 2b clinical trial in atopic dermatitis and rosnilimab’s Phase 2b clinical trial in rheumatoid arthritis and Phase 2 clinical trial in ulcerative colitis; the timing of IND filing for ANB101; the timing of initiation of ANB033’s Phase 1 clinical trial; the timing of a presentation of Phase 3 clinical data at a medical conference; the potential to receive any additional royalties from the GSK collaboration; the Company’s ability to find a licensing partner for imsidolimab or etokimab and the timing of any such transaction; and the Company’s projected cash runway. Statements including words such as “plan,” “intend,” “continue,” “expect,” or “ongoing” and statements in the future tense are forward-looking statements. These forward-looking statements involve risks and uncertainties, as well as assumptions, which, if they do not fully materialize or prove incorrect, could cause its results to differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements are subject to risks and uncertainties that may cause the company’s actual activities or results to differ significantly from those expressed in any forward-looking statement, including risks and uncertainties related to the company’s ability to advance its product candidates, obtain regulatory approval of and ultimately commercialize its product candidates, the timing and results of preclinical and clinical trials, the company’s ability to fund development activities and achieve development goals, the company’s ability to protect intellectual property and other risks and uncertainties described under the heading “Risk Factors” in documents the company files from time to time with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this press release, and the company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.
Contact:
Nick Montemarano
Senior Director, Investor Relations and Strategic Communications
858.732.0178
investors@anaptysbio.com

AnaptysBio, Inc.
Consolidated Balance Sheets
(in thousands, except par value data)
(unaudited)

	June 30, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$71,821	$35,965
Receivables from collaborative partners	9,007	6,851
Short-term investments	278,983	354,939
Prepaid expenses and other current assets	7,539	9,080
Total current assets	367,350	406,835
Property and equipment, net	1,833	2,098
Operating lease right-of-use assets	15,291	16,174
Long-term investments	42,646	27,026
Other long-term assets	256	256
Total assets	$427,376	$452,389
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,890	$4,698
Accrued expenses	33,680	30,967
Current portion of operating lease liability	1,850	1,777
Total current liabilities	40,420	37,442
Liability related to sale of future royalties	361,981	310,807
Operating lease liability, net of current portion	15,096	16,037
Stockholders’ equity:
Preferred stock, $0.001 par value, 10,000 shares authorized and no shares, issued or outstanding at June 30, 2024 and December 31, 2023, respectively	—	—
Common stock, $0.001 par value, 500,000 shares authorized, 27,434 shares and 26,597 shares issued and outstanding at June 30, 2024 and December 31, 2023, respectively	27	27
Additional paid in capital	714,959	702,969
Accumulated other comprehensive loss	(415)	(797)
Accumulated deficit	(704,692)	(614,096)
Total stockholders’ equity	9,879	88,103
Total liabilities and stockholders’ equity	$427,376	$452,389

AnaptysBio, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Collaboration revenue	$10,971	$3,460	$18,150	$4,834
Operating expenses:
Research and development	41,997	32,923	79,039	67,880
General and administrative	9,295	10,680	21,633	21,498
Total operating expenses	51,292	43,603	100,672	89,378
Loss from operations	(40,321)	(40,143)	(82,522)	(84,544)
Other (expense) income, net:
Interest income	4,623	4,653	9,207	9,139
Non-cash interest expense for the sale of future royalties	(10,953)	(4,358)	(17,270)	(8,694)
Other (expense) income, net	—	3	(2)	(1)
Total other (expense) income, net	(6,330)	298	(8,065)	444
Loss before income taxes	(46,651)	(39,845)	(90,587)	(84,100)
Provision for income taxes	(9)	—	(9)	—
Net loss	(46,660)	(39,845)	(90,596)	(84,100)
Unrealized gain (loss) on available for sale securities	209	(344)	382	1,635
Comprehensive loss	$(46,451)	$(40,189)	$(90,214)	$(82,465)
Net loss per common share:
Basic and diluted	$(1.71)	$(1.50)	$(3.35)	$(3.08)
Weighted-average number of shares outstanding:
Basic and diluted	27,356	26,629	27,079	27,288